Article VII, Sections 1, 2 and 3 of the Amended and Restated By-laws of Symmetry Holdings Inc., a Delaware corporation (the "Corporation"), adopted June 20, 2006 (the "By-laws"), have been amended as of December 7, 2007 to read in their entirety as follows:

“Section 1. Certificates.

Shares of the capital stock of the Corporation may, but shall not be required to, be issued in certificated form. If such stock is certificated, the certificates shall be duly numbered and registered in the order of their issue. Certificates for shares of capital stock and other securities of the Corporation shall be issued in such forms as the Board may prescribe. Such certificates shall be signed by the Chairperson of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary or the Treasurer. The seal of the Corporation or a facsimile thereof shall be affixed on such certificates, and such certificates shall be countersigned and registered in such manner, if any, as the Board may prescribe. The signatures of the officers upon such certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such an officer, transfer agent or registrar before such certificate is issued, such certificate may be issued with the same effect as if he were such officer, transfer agent or registrar on the date of issuance of such certificate. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of holders of certificates representing shares of stock of the same class and same series shall be identical. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation may send to the registered owner thereof a written notice that sets forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Certificate of Incorporation, these By-laws, any agreement among stockholders or any agreement between stockholders and the Corporation.

Section 2. Transfers.

The capital stock held of record shall be transferable only on the transfer books of the Corporation, subject to these By-Laws, by the owner in person, or by attorney or legal representative, written evidence of whose authority shall be filed with the Corporation. No transfer of shares of capital stock shall be valid until such transfer has been entered on the books of the Corporation by an entry showing from and to whom transferred and, (i) if the stock is certificated, the transfer shall not be valid until the surrender of the certificate, duly endorsed or accompanied by proper evidence of succession, assignation or transfer, and cancellation of the certificate representing the same or (ii) if the stock is uncertificated, the transfer shall not be valid unless accompanied by a duly executed stock transfer power or other proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares. The person in whose name shares of capital stock of the Corporation stand on the records of the Corporation shall be deemed the owner of such shares for all purposes as regards the Corporation. The Board may make such additional rules and regulations and take such action as it may deem expedient, not inconsistent with the Certificate of Incorporation and these By-Laws, concerning the issue, transfer and registration of certificates.

Section 3. Lost or Destroyed Certificates.

The Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares in place of any certificate or certificates previously issued by the Corporation for shares of capital stock of the Corporation in order to replace any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Corporation may require the holder of the lost, stolen or destroyed certificate, or his legal representative, to give to the Corporation a bond or other security to indemnify it against all losses, liabilities and expenses (including attorney’s fees and expenses) incurred in connection with investigating, defending and settling any claim that may be made against it on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.”

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